Exhibit 5.1

Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, FL 33143

February 27, 2013

Re:          Registration Statement on Form S-3 of Interval Leisure Group, Inc.

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Interval Leisure Group, Inc., a Delaware corporation (the “Company”). This opinion is being delivered in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), which relates to 4,113,653 shares of common stock (“Common Stock”), par value $.01 per share, of the Company, which will be issued (i) upon exercise or vesting of equity-based awards under the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan, as amended and restated (the “Stock and Annual Incentive Plan”) and (ii) pursuant to the Interval Leisure Group, Inc. Deferred Compensation Plan for Non-Employee Directors (the Stock and Annual Incentive Plan and the Interval Leisure Group, Inc. Deferred Compensation Plan for Non-Employee Directors, the “Plans”).

In rendering this opinion, I have (i) examined such corporate records and other documents (including the Company’s charter and bylaws as currently in effect and the Registration Statement and the exhibits thereto), and have reviewed such matters of law, as I have deemed necessary or appropriate, (ii) assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate, and (iii) have further assumed that there will be no changes in applicable law between the date of this opinion and the dates on which the Securities are issued or sold pursuant to the Registration Statement.

The Company is a Delaware corporation, and while I am not engaged in the practice of law in the State of Delaware, I am generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquires as I considered necessary to render this opinion.  I am a member of the Bar of the State of Indiana and express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of Indiana and the Delaware General Corporation Law.

Based on and subject to the foregoing, I am of the opinion that the Securities will be, upon issuance and delivery pursuant to the terms and conditions as set forth in the Registration Statement, legally issued, fully paid and nonassessable.

I hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorney who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Victoria J. Kincke
Senior Vice President, General
Counsel and Secretary of Interval Leisure Group, Inc.